EXHIBIT 10.42
Corporation
INCENTIVE STOCK OPTION AGREEMENT
THIS AGREEMENT, made this 1st day of October 2006, by and between XATA Corporation, a Minnesota corporation (the “Company”), and John J. Coughlan (“Optionee”).
WITNESSETH, THAT:
WHEREAS, the Company has entered into an Executive Employment Agreement with the Optionee effective as of October 1, 2006 (the “Employment Agreement”), and
WHEREAS, the Company pursuant to its 2002 Long Term Incentive and Stock Option Plan wishes to grant this stock option to Optionee; and
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Employment Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:
1. Grant of Option
The Company hereby grants to Optionee, on the date set forth above, the right and option (hereinafter called “the option”) to purchase all or any part of an aggregate of 300,000 shares of Common Stock, par value $0.01 per share (the “Common Shares”), at the price of $5.40 per share on the terms and conditions set forth herein. This option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent this option is disqualified from treatment as an incentive stock option under the Code. To the extent that all or any portion of this option is not treated as an incentive stock option, it shall be treated as a nonqualified stock option. For purposes of this option, employment by any subsidiary of the Company is equivalent to employment by the Company.
2. Duration and Exercisability
(a)	This option shall in all events terminate at 5 p.m. Minneapolis, Minnesota time on October 1, 2011, which is five (5) years after the date of grant. Subject to the other terms and conditions set forth herein, this option shall vest and be exercisable by Optionee in cumulative installments as follows on the specified date(s):

Cumulative number of
On or after each of	shares as to which
the following dates	option is exercisable
September 30, 2007	100,000
October 31, 2007	108,334
November 30, 2007	116,668
December 31, 2007	125,002
January 31, 2008	133,336
February 29, 2008	141,670
March 31, 2008	150,004
April 30, 2008	158,338
May 31, 2008	166,672
June 30, 2008	175,006
July 31, 2008	183,340
August 31, 2008	191,674
September 30, 2008	200,008
October 31, 2008	208,342
November 30, 2008	216,676
December 31, 2008	225,010
January 31, 2009	233,344
February 28, 2009	241,678
March 31, 2009	250,012
April 30, 2009	258,346
May 31, 2009	266,680
June 30, 2009	275,014
July 31, 2009	283,348
August 31, 2009	291,682
September 30, 2009	300,000
(b) In the event that Optionee voluntarily resigns from Optionee’s full-time employment with the Company for a reason other than Good Reason or is terminated by the Company for Cause, Optionee shall forfeit all right, title and interest in and to the unvested portion of the option as of his Date of Termination.
(c) In the event that Optionee is terminated from employment by the Company because Optionee has died or become Disabled, Optionee shall thereupon become immediately vested without restriction in that portion of the option that would have vested pursuant to Section 2(a) above over the next three (3) months immediately following the Date of Termination had Optionee remained employed through the end of such three (3) month period.
(d) In the event that Optionee is terminated from employment by the Company without Cause (other than in the event of death or Disability, it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been a proper termination for Cause or Disability shall be a termination by the Company without Cause) or if Optionee terminates his employment for Good Reason (in each case, in the absence of a Change in Control), Optionee shall thereupon become immediately vested without restriction in that portion of the option that would have vested pursuant to Section 2(a) above over the then remaining term of the Employment Agreement or, if longer, the twelve (12) month period immediately following the Date of Termination had Optionee remained employed through the end of such term or twelve (12) month period, respectively.
(e) Notwithstanding anything to the contrary in Section 2(a), (b), (c) or (d) above, in the event that the Company consummates a Change of Control, Optionee shall thereupon become immediately vested without restriction in one-half of the unvested portion of the option as of the date of the Change of Control (comprising those Common Shares scheduled next to vest), and the remaining unvested portion of the option shall continue to vest in accordance with the terms of this Section 2.
(f) Notwithstanding anything to the contrary in this Section 2, in the event that (i) upon or within six months before a Change of Control or within two years following a Change of Control either (x) the Company terminates Optionee’s employment without Cause (other than in the event of death or Disability, it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper termination for Cause or Disability shall be a termination by the Company without Cause) or (y) Optionee terminates his employment for Good Reason, or (ii) the Chairman of the Board of Directors of the Company immediately prior to the consummation of a Change of Control ceases to be the Chairman of the Board of Directors of the Company, or any successor thereto, immediately following the Change of Control and Optionee terminates his employment, then Optionee shall thereupon become immediately vested without restriction in the option.
(g) During the lifetime of Optionee, the option shall be exercisable only by Optionee and shall not be assignable or transferable by Optionee, other than by will or the laws of descent and distribution.
3. Effect of Termination of Employment
(a) Except as otherwise provided in Section 3(c) below, in the event that Optionee shall cease to be employed by the Company for any reason other than Cause or Optionee’s death, Optionee shall have the right to exercise the option at any time within twelve (12) months after such termination of employment to the extent of the full number of shares Optionee was entitled to purchase under the option on the Date of Termination, subject to the condition that no option shall be exercisable after the expiration of the term of the option.
(b) In the event that Optionee shall cease to be employed by the Company by reason of Cause, the option shall be terminated as of the Date of Termination.
(c) If Optionee shall die while in the employ of the Company, or within three (3) months after termination of employment for any reason other than Cause, and Optionee shall not have fully exercised the option, such option may be exercised at any time within twelve (12) months after Optionee’s Date of Termination or, if later, death by Optionee, personal representatives or administrators, as applicable, or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares Optionee was entitled to purchase under the option on the date of death or Date of Termination, if earlier, and subject to the condition that no option shall be exercisable after the expiration of the term of the option.
4. Manner of Exercise
(a) The option can be exercised only by Optionee or other proper party by delivering within the option period written notice to the Company at its principal office. The notice shall state the number of shares as to which the option is being exercised and be accompanied by payment in full of the option price for all shares designated in the notice.
(b) Optionee may pay the option price in cash, by check (bank check, certified check or personal check), by money order, or with the approval of the Company by delivering to the Company or its designated agent an executed irrevocable option exercise form, together with irrevocable instructions to a securities broker-dealer approved by the Company (which approval shall not be unreasonably withheld) to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company in payment of the exercise price in cash, by check, or by wire transfer, as the Company may direct.
5. Miscellaneous
(a) This option is issued pursuant to the Company’s 2002 Long Term Incentive and Stock Option Plan and is subject to its terms. The terms of the Plan are available for inspection during business hours at the principal offices of the Company.
(b) This Agreement shall not confer on Optionee any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Optionee shall have none of the rights of a shareholder with respect to shares subject to this option until such shares shall have been issued to Optionee upon exercise of this option.
(c) The exercise of all or any parts of this option shall only be effective at such time that the sale of Common Shares pursuant to such exercise will not violate any state or federal securities or other laws.
(d) If there shall be any change in the Common Shares of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the option shall then be unexercised and not yet expired, then appropriate adjustments in the outstanding option shall be made by the Company, in order to prevent dilution or enlargement of option rights. Such adjustments shall include, where appropriate, changes in the number of shares of Common Shares and the price per share subject to the outstanding option.

(e) The Company shall at all times during the term of the option reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.
(f) If Optionee shall dispose of any of the Common Shares of the Company acquired by Optionee pursuant to the exercise of the option within two (2) years from the date this option was granted or within one (1) year after the transfer of any such shares to Optionee upon exercise of this option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure (i) notice to the Company of any disposition of the Common Shares of the Company within the time periods described above and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

XATA Corporation

By:

Its:

Optionee Signature

John J. Coughlan